As filed with the Securities and Exchange Commission on December 9, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECHTARGET, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	99-2218610
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

275 Grove Street Newton, Massachusetts	02466
(Address of Principal Executive Offices)	(Zip Code)

TechTarget, Inc. 2017 Stock Option and Incentive Plan

TechTarget, Inc. 2024 Incentive Plan

TechTarget, Inc. 2024 Employee Stock Purchase Plan

(Full Title of the Plan)

Charles D. Rennick

Vice President, General Counsel, and Corporate Secretary

(Name and Address of Agent For Service)

(617) 431-9200

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TechTarget, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 for the purpose of registering an aggregate of (a) 1,492,858 shares of common stock, par value $0.001 per share (“Common Stock”), issuable upon the vesting of Rollover RSUs (as defined below), (b) 6,366,171 shares of Common Stock, issuable under the TechTarget, Inc. 2024 Incentive Plan and (c) 1,400,000 shares of Common Stock, issuable under the TechTarget, Inc. 2024 Employee Stock Purchase Plan.

On December 2, 2024 (the “Closing Date”), TechTarget Holdings Inc. (“Former TechTarget”) and the Registrant completed the previously announced Transactions (as defined below) contemplated by the Agreement and Plan of Merger, dated January 10, 2024 (the “Transaction Agreement”), by and among Former TechTarget, the Registrant, Toro Acquisition Sub, LLC (“Merger Sub”), Informa plc, Informa US Holdings Limited, and Informa Intrepid Holdings Inc. Pursuant to the Transaction Agreement, among other things, Merger Sub merged with and into Former TechTarget, with Former TechTarget as the surviving corporation (the “Merger” and, collectively with the other transactions contemplated by the Transaction Agreement, the “Transactions”). As a result of the Merger, each issued and outstanding share of Former TechTarget common stock, par value $0.001 per share (“Former TechTarget common stock”), as of immediately prior to the effective time of the Merger (other than Toro Excluded Stock (as defined in the Transaction Agreement), which were cancelled without consideration, and Toro Dissenting Shares (as defined in the Transaction Agreement)) were converted into the right to receive (i) one share of Common Stock and (ii) a pro rata share of an amount in cash equal to $350 million, which per share cash consideration amount is equal to approximately $11.6955 per share of Former TechTarget common stock.

Each unvested restricted stock unit with respect to Former TechTarget common stock (the “Former TechTarget RSUs”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was cancelled and assumed by the Registrant and converted into the right to receive an award of restricted stock units with respect to the Common Stock (the “Registrant RSUs”) covering that number of shares of Common Stock equal to (i) the number of shares of Former TechTarget common stock underlying such Former TechTarget RSUs immediately prior to the Effective Time, plus (ii) an additional number of shares of Common Stock, if any, determined by (1) multiplying the number of shares determined in the preceding clause by the Cash Amount Per Share (as defined in the Transaction Agreement) and (2) dividing the resulting product by the amount equal to the difference between (A) the closing per share price of Former TechTarget common stock for the trading day immediately prior to the day on which the Effective Time occurs and (B) the Cash Amount Per Share, rounded down to the nearest whole number of shares of Common Stock.

Each converted equity award described in the preceding paragraph (the “Rollover RSUs”) shall be subject to the same terms and conditions (including vesting, accelerated vesting and settlement schedule, as applicable) as applied to the corresponding Former TechTarget RSUs as of immediately prior to the Effective Time, provided that such Rollover RSUs shall be settled only in shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is omitted from this registration statement and included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is omitted from this registration statement and included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The Registrant’s prospectus dated October 25, 2024, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-4, as amended (File No. 333-280529), and all amendments to such registration statement; and

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September  30, 2024, filed on November 12, 2024;

(c) The Registrant’s Current Reports on Form 8-K as filed with the Commission on December  3, 2024 (as amended on December  9, 2024), and December 6, 2024; and

(d) the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-42428), filed with the Commission on December 3, 2024, together with any amendment thereto filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law (“DGCL”) and the Registrant’s Amended and Restated Certificate of Incorporation (“Charter”) and the Registrant’s Amended and Restated Bylaws (“Bylaws”).

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except actions by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that our certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer by or in the right of the corporation. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

In accordance with the DGCL, the Charter provides that no director of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by applicable law. In addition, the Charter provides that the Registrant shall indemnify to the fullest extent permitted by applicable law its directors and officers and any person who is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Charter also provides that the Registrant may indemnify its employees and agents as determined by the board of directors in accordance with applicable law.

In addition, the Charter states that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by that person in any such capacity, or arising out of that person’s status as such, whether or not the Registrant would have the power to indemnify that person against such liability under applicable law. The Registrant also has and intends to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling as under the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description

4.1	Amended and Restated Certificate of Incorporation of TechTarget, Inc. (previously filed with the Commission as an Exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-42428) on December 3, 2024 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of TechTarget, Inc. (previously filed with the Commission as an Exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-42428) on December 3, 2024 and incorporated herein by reference).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.2	Consent of Stowe & Degon, LLC

23.3	Consent of PricewaterhouseCoopers LLP

24	Power of attorney (included on the signature pages of this registration statement)

99.1	TechTarget, Inc. 2017 Stock Option and Incentive Plan (previously filed with the Commission as an Exhibit to TechTarget Holdings Inc.’s Current Report on Form 8-K (File No. 001-33472) on June 11, 2021 and incorporated herein by reference.)

99.2	TechTarget, Inc. 2024 Incentive Plan (previously filed with the Commission as an Exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-42428) on December 3, 2024 and incorporated herein by reference.)

99.3	TechTarget, Inc. 2024 Employee Stock Purchase Plan (previously filed with the Commission as an Exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-42428) on December 3, 2024 and incorporated herein by reference.)

107	Filing Fee Table

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Newton, State of Massachusetts, on this 9th day of December, 2024.

TECHTARGET, INC.

By:	/s/ Gary Nugent
Gary Nugent
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of TechTarget, Inc., hereby severally constitute and appoint Charles D. Rennick and Daniel T. Noreck, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable TechTarget, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gary Nugent Gary Nugent	Chief Executive Officer (Principal Executive Officer) and Director	December 9, 2024

/s/ Daniel T. Noreck Daniel T. Noreck	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 9, 2024

/s/ Mary McDowell Mary McDowell	Chair and Director	December 9, 2024

/s/ Sally Ashford Sally Ashford	Director	December 9, 2024

/s/ Stephen A. Carter Stephen A. Carter	Director	December 9, 2024

/s/ David Flaschen David Flaschen	Director	December 9, 2024

/s/ M. Sean Griffey M. Sean Griffey	Director	December 9, 2024

/s/ Don Hawk Don Hawk	Director	December 9, 2024

/s/ Perfecto Sanchez Perfecto Sanchez	Director	December 9, 2024

/s/ Christina Van Houten Christina Van Houten	Director	December 9, 2024